EXHIBIT 99.1
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LIFEWAY FOODS REPORTS RECORD THIRD QUARTER, AND NINE MONTHS SALES RESULTS

Monday November 14, 5:55 pm ET

-- SALES FOR 3RD QUARTER 2005 ROSE 26%

-- PRE TAX INCOME FOR 3RD QUARTER 2005 ROSE 18%

MORTON GROVE, Ill., Nov. 14 /PRNewswire-FirstCall/ -- Lifeway Foods Inc., (Nasdaq: LWAY - News), makers of a nutritious, milk-based cultured beverage called kefir, announced today for the third quarter ended September 30, 2005, sales increased 26% to $5,194,648 from $4,138,606 during the same period a year ago. For the nine months period ended September 30, 2005, sales rose 23% to $14,924,076, compared to $12,075,778 for the same period in 2004. Earnings increased to $.07 per share for the third quarter 2005, from $.06 per share for the same three-month period in 2004. For the nine months ended September 30, 2005, earnings increased to $.22 per share, from $.20 per share from the same nine-month period in 2004.

Julie Smolyansky, CEO commented, "We are very excited about our quarterly results. We continue to invest our funds into sales and marketing of our award winning products, and this has shown in our revenue growth all year long. The introduction of Lifeway Organic 'It's Pudding' was met with stellar approval by our distributors and some major food chains such as Whole Foods and Wild Oats. Also, in the fourth quarter, we plan to begin test marketing to a third club-type outlet not previously serviced.

Julie Smolyansky added, "In the coming months and year, we will be introducing numerous new and exciting products that should continue to bolster our already strong product line and brand name, and we are very excited for 2006."

Edward Smolyansky, CFO commented, "Even though many of our costs such as transportation, utilities, and production supplies, all increased significantly due to the sharp rise in gas prices experienced in the third quarter, we were able to maintain strong operating margins, and offset these costs by making prudent investments in the energy markets. This was evident in our pre tax income. In addition, our stockholders equity increased by $1.9 million to $19,285,219 at September 30, 2005, compared to $17,385,071 at September 30,
2004."

About Lifeway Foods, Inc.

Lifeway, named as Forbes' 38th best small business and Fortune Small Business' 47th Fastest Growing Small Business, is America's leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of "friendly," active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It's Pudding!.

For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e- mail at info@lifeway.net and visit http://www.lifeway.net.
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This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

                               Lifeway Foods, Inc.
                   Condensed Consolidated Statement of Income

                                           (Unaudited)
                          Three Months Ended         Nine Months Ended
                          ------------------         -----------------
                         Sept. 30,     Sept. 30,   Sept. 30,    Sept. 30,
                           2005          2004        2005         2004
                           ----          ----        ----         ----

    Sales               $5,194,648   $4,138,606  $14,924,076  $12,075,778

    Cost of Goods Sold   3,073,314    2,239,553    8,607,538    6,604,554

    Gross Profit         2,121,334    1,899,053    6,316,538    5,471,224

    Operating Expenses   1,359,171    1,157,906    3,793,394    3,089,336

    Income From
     Operations            762,163      741,147    2,523,144    2,381,888

    Total other income     197,251       70,172      500,520      411,433

    Pre-tax income         959,414      811,319    3,023,664    2,793,321

    Income taxes           400,464      296,210    1,182,479    1,080,905

    Net income             558,950      515,109    1,841,185    1,712,416


    Per Share Earnings        $.07         $.06         $.22         $.20

    Wtg. Ave. Shares     8,393,384    8,440,207    8,407,768    8,438,433



                           Consolidated Balance Sheet

                                                 (Unaudited)
                                              Nine Months Ended
                                              -----------------
                                  September 30, 2005      September 30, 2004
                                  ------------------      ------------------

    Current Assets                   $ 16,007,184           $ 15,182,890
    Property, Plant, Equip.             7,755,352              3,482,524
    Total Assets                       24,204,903             19,177,214
    Current Liabilities                 1,637,714                899,452
    Long-term Debt                      2,919,656                465,796
    Stockholders Equity               $19,285,219            $17,385,071

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Source: Lifeway Foods Inc.